Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective as of February 8, 2019 (the “Effective Date”), between PetroQuest Energy, Inc., a Delaware corporation having its principal executive office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (the “Company”), and [__________] (the “ Employee”)

W I T N E S E T H:

WHEREAS, an amended executive employment agreement was made and entered into effective as of December 31, 2008, between the Company and the Employee (the “Prior Agreement”);

WHEREAS, the Company and the Employee desire to enter into a new employment agreement in connection with the restructuring of the Company contemplated by that certain Restructuring Support Agreement, dated as of November 6, 2018, and that certain First Amended Chapter 11 Plan of Reorganization, as Immaterially Modified as of January 28, 2019, for the Company and its debtor affiliates .

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the meanings prescribed below:

Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

Annual Bonus shall have the meaning assigned thereto in Section 4.2 hereof.

Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.

Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Code shall mean the Internal Revenue Code of 1986, as amended, and the applicable rules, notices and regulations thereunder, as amended from time to time.

Common Stock means the Company’s Class A common stock, par value $.01 per share.

Company means PetroQuest Energy, Inc., a Delaware corporation, the principal executive office of which is located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

Confidential Information shall have the meaning assigned thereto in Section 8.2 hereof.

Date of Termination means the earliest to occur of (i) the date of the Employee’s death, (ii) the date on which the Employee terminates this Agreement and his employment for any reason or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.5 hereof; provided, however, notwithstanding anything herein to the contrary, for the purposes of Code Section 409A, with respect to any amounts payable hereunder that are deferred compensation subject to Code Section 409A or that are intended to be exempt from Code Section 409A that require Employee’s termination, the Employee’s termination shall mean a “Separation from Service” within the meaning of Code Section 409A.

Disability means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

Employee means [__________] whose business address is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

Employment Period means the period from the Effective Date through the Date of Termination.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

Notice of Termination shall have the meaning assigned thereto in Section 5.5 hereof.

Termination Agreement means the Termination Agreement dated as of the date hereof, between the Company and the Employee, as amended from time to time.

Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2. General Duties of Company and Employee.

2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company and to serve the Company as [__________]. The authority, duties and responsibilities of the Employee shall be consistent with those of executive officers in a public company with a similar title, and such other or additional duties as may from time to time be assigned to the Employee by the Board of Directors (or a committee thereof) and agreed to by the Employee. While employed hereunder, the Employee shall devote his full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s duties and responsibilities.

2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure Company’s business, its interests or its reputation.

2.3 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s code of ethics and the Company’s policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall be a period of one year beginning on the Effective Date; which shall be automatically renewed for successive one-year terms on each anniversary of the Effective Date, unless either party provides the other with at least 60 days advance written notice of non-renewal.

4. Compensation and Benefits.

4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $[__________], including any increases thereon from time to time (the “Base Salary”). The Board of Directors (or a committee thereof), in its discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

4.2 Bonus. In addition to the Base Salary, the Employee may be awarded, for each fiscal year until the Date of Termination, an annual bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof), in its sole discretion (the “Annual Bonus”). Each such Annual Bonus shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion.

4.3 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans (including 401(k) plans) and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees.

4.4 Welfare Benefit Plan. Until the Date of Termination, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

4.5 Reimbursement of Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company, and will receive a Company credit card for use for such expenses. Subject to the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses by providing reasonable written documentation thereof to the Company and all such expenses shall be paid promptly, but in no event, later than 2 1⁄2 months after the end of Employee’s tax year in which such expenses were incurred.

4.6 Life Insurance. The Company shall provide to the Employee life insurance on terms that are mutually agreeable to the Company and the Employee.

4.7 Relocation. The Company and the Employee agree that if the Employee is asked to relocate from Lafayette, Louisiana to Houston, Texas, the Company will provide to Employee reimbursement for out of pocket moving expenses incurred in connection with such move, and it will also reimburse the Employee for any loss incurred by the Employee on the sale of his personal residence in Lafayette, Louisiana, with such loss being calculated on the basis of the difference between the Employee’s actual costs less the net sales price.

5. Termination.

5.1 Death. This Agreement shall terminate automatically upon the death of the Employee.

5.2 Disability. The Company may terminate this Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, upon the Disability of the Employee.

5.3 Cause. The Company may terminate this Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, for Cause. For purposes of this Agreement, “Cause” means (i) the conviction of the Employee of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) the Employee’s willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or (iii) the Employee’s willful engaging in activities which would (A) constitute a breach of any term of this Agreement, the Company’s code of ethics, the Company’s policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof).

5.4 Without Cause. The Company may terminate this Agreement Without Cause and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason (including by the Company issuing a notice of non-renewal in accordance with Section 3 thereof) other than Cause, Disability or death.

5.5 Notice of Termination. Any termination of this Agreement and Employee’s employment by the Company for Cause, Without Cause or as a result of the Employee’s Disability shall be communicated by Notice of Termination to the Employee given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 days after the giving of such notice).

6. Obligations of Company upon Termination.

6.1 Cause or by Employee. If this Agreement shall be terminated either by the Company for Cause or by the Employee for any reason, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferrals. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

6.2 Death or Disability.

(a) Subject to the provisions of this Section 6.2, if this Agreement is terminated as a result of the Employee’s death or Employee’s termination in connection with a Disability, the Company shall pay to the Employee or his estate, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of Termination) for 12 months after such Date of Termination. The Company may purchase insurance (which shall be owned by the Company) to cover all or any part of the obligation contemplated in the foregoing sentence, and the Employee agrees to submit to a physical examination to facilitate the procurement of such insurance.

(b) Whenever compensation is payable to the Employee hereunder during a period in which he is partially or totally disabled, and such Disability would (except for the provisions hereof) entitle the Employee to Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company but prior to Employee’s Disability that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the Disability income or salary continuation paid to the Employee pursuant to any such plan or program shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto. If Disability income is payable directly to the Employee by an insurance company under the terms of an insurance policy paid for by the Company that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the amounts paid to the Employee by such insurance company shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto.

6.3 Without Cause. If this Agreement shall be terminated by the Company Without Cause:

(a) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(1) if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination; and

(2) in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company shall be paid in accordance with the plan documents governing such deferrals;

(b) the Company shall, promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses (including moving and relocation expenses) paid or incurred by the Employee which would have been payable under Section 4.5 of this Agreement if the Employee’s employment had not terminated, to be paid no later than 2 1⁄2 months after the end of the calendar year in which such expenses were incurred; and

(c) subject to satisfaction of the Release Requirement under Section 6.6, for the 12-month period commencing on the Date of Termination, the Company shall pay the Company portion of any premiums and shall otherwise continue benefits to the Employee and/or the Employee’s family in accordance with the Company’s normal payroll practices at least equal to those which would have been provided to them under Section 4.4 if the Employee’s employment had not been terminated. With respect to benefits set forth in this subsection (c), to the extent possible, all insurance premium and/or benefit payments by the Company shall be made so as to be exempt from Code Section 409A, and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Notwithstanding the foregoing, with respect to any benefits that are for medical, dental or vision expenses under a self-insured plan, the Employee shall pay the premiums for such coverage and the Company shall reimburse the Employee for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Employee. After the group health benefits hereunder have expired, the Employee and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any other premiums or amounts payable under this Section 6.3(c), to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Employee shall pay the premiums for such coverage and the Company shall promptly reimburse the Employee upon Employee’s submission of reasonable documentation of such premiums, and the Company’s payment of such reimbursements or any other benefits under this Section 6.3(c) shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Employee’s income shall only be paid if such expenses are incurred during the 2 year period after the Termination Date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Employee is reimbursed for any expenses hereunder, he must provide the Company with reasonable documentation of such expenses; (iv) payments for such expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Employee’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.

(d) subject to satisfaction of the Release Requirement under Section 6.6, the Company shall pay to the Employee, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of Termination) for 12 months after the Date of Termination, with the first payment commencing on the 60th day following the Date of Termination (the “Release Delay”) and with such first payment including the amounts that would have been previously paid but for the Release Delay.

6.4 Termination of Employment Following a Change in Control. Notwithstanding the provisions of Section 6.3 hereof to the contrary, if the Employee’s employment by the Company is terminated by the Company in accordance with the terms of Section 4 of the Termination Agreement and the Employee is entitled to benefits provided in Section 5 of the Termination Agreement, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferral. Except with respect to the obligations set for forth in the Termination Agreement, notwithstanding any provisions herein to the contrary, all other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

6.5 Specified Employee Status. In the event that, as of the date of Employee’s Separation from Service, as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement payable on account of a Separation from Service, including without limitation, Sections 6.2, 6.3 or 6.4 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Employee Separation from Service, or (2) the date of Employee’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s Separation from Service and payments thereafter shall be otherwise paid as provided herein.

6.6 Release Requirement. It shall be a condition of the Employee’s entitlement to the severance benefits and payments under Sections 6.3(c) and (d), that the Employee execute a release of all claims against the Company and its Affiliates in the form reasonably determined by the Company, which (i) shall be delivered to employee within 5 business days following the Date of Termination, (ii) the Employee shall have either 21 or 45 days to review (as required by applicable law) prior to execution and (iii) shall be revocable by the Employee for 7 days following execution. In the event of the Employee’s failure to execute such release, or the Employee’s revocation after execution, no benefits or payments shall be due pursuant to Sections 6.3(c) and (d).

7. Employee’s Obligation to Avoid Conflicts of Interest.

7.1 In keeping with the Employee’s fiduciary duties to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

7.2 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a “conflict of interest.” Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company’s interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company’s determination as to whether or not a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict of interest.

7.3 In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

(a) Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

(b) Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

(c) Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the

Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

(d) Use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company’s interests, such as use for the Employee’s own benefit of know-how or information developed through the Company’s business activities.

(e) Disclosure or other misuse of information of any kind obtained through the Employee’s connection with the Company.

(f) Acquiring or trading in, directly or indirectly, oil and gas properties or interests for his own account or the account of his Affiliates without the prior written consent of the Board of Directors.

8. Employee’s Confidentiality Obligation.

8.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 8. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.

8.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Internal personnel and financial information of the Company or its Affiliates, information regarding oil and gas properties including reserve information, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

8.3 As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

(a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

(b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent.

(c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

9. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

As part of the Employee’s fiduciary duties to the Company, the Employee agrees that during his employment by the Company and for a period of three years following the Date of Termination, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the

Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s business activities, and the like.

10. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

10.1 All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee’s employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

10.3 In the event the Employee creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

11. Employee’s Non-Competition Obligation.

11.1 (a) Until the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.1(a).

(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that until the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

11.2 (a) If this Agreement is terminated by either party for any reason, then for a period of one year following the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or at the Date of Termination conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company as of the Date of Termination or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.2(a).

(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that if this Agreement is terminated by either party for any reason, then for a period of one year following the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

12. Miscellaneous.

12.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

Attention: General Counsel

If to the Employee to:

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

Attention: [__________]

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 12.1.

12.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

12.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

12.4 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company (including, without limitation, the Prior Agreement) and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

12.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

12.6 Jurisdiction; Arbitration. The laws of the State of Louisiana shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration located in Houston, Texas administered by the American Arbitration Association in accordance with its applicable arbitration rules, and the judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, which judgment shall be binding upon the parties hereto.

12.7 Injunctive Relief. The Company and the Employee agree that a breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee’s duties or responsibilities hereunder.

13. Code Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.

14. No Guarantee of Tax Consequences. None of the Company, its Affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Employee with respect to any payments or benefits provided under this Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

COMPANY:

PETROQUEST ENERGY, INC. a Delaware corporation

By:
Name: [__________]
Title: [__________]

EMPLOYEE:

[__________]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]